Exhibit 99
Bemis Company Reports 2017 Results and 2018 Outlook
Solid Fourth Quarter Performance, within the Company’s Most Recent Expectations

Neenah, Wisconsin, February 1, 2018 - Bemis Company, Inc. (NYSE:BMS) today reported financial results for its fourth quarter ended December 31, 2017. Refer to the reconciliation of Non-GAAP measures detailed in the attached schedule, including adjusted earnings per share, adjusted EBITDA, and net debt, and discussion of items impacting comparability in this press release.

SUMMARY OF THE FOURTH QUARTER AND FULL YEAR 2017

	Q4			Q4 YTD
($ in millions except per share amounts)	2017	2016	% change	2017	2016	% change
Earnings Per Share	$(0.44)	$0.64	(168.8)%	$1.02	$2.48	(58.9)%
Adjusted Earnings Per Share	$0.63	$0.67	(6.0)%	$2.39	$2.69	(11.2)%
Cash from Operations	$79.5	$89.0	(10.7)%	$379.0	$437.4	(13.4)%

Refer to the reconciliation of Non-GAAP measures detailed in the attached schedule, including adjusted earnings per share, referenced in this release, which denotes that fourth quarter 2017 GAAP EPS was driven primarily by the Goodwill impairment charge in Latin America.

2018 GUIDANCE SUMMARY

Management set guidance for the full year 2018:

•	Adjusted diluted earnings per share in the range of $2.75 to $2.90, which includes a $.31 benefit related to U.S. tax reform at the midpoint of the range.

•	Capital expenditures expected between $150 and $160 million.

•	Cash flow from operations expected to be in the range of $420 to $450 million, which includes approximately $50 million of restructuring and related cash costs.

“We made progress during the second half of 2017, as reflected in adjusted operating profit that was up nearly $35 million compared to the first half of the year. This increase reflects operational improvements and the early benefits of Agility, which is our plan to fix, strengthen, and grow our business,” said William F. Austen, Bemis Company’s President and Chief Executive Officer. “We are focused on executing our plan to create a more agile, streamlined, and efficient business.”

2017 LAUNCH OF “AGILITY”

During 2017, the Company launched an improvement plan called “Agility” to fix, strengthen, and grow its business.

As part of this three-pronged approach, the fix aspect involves the restructuring and cost savings plan announced in June and increased in September to target pre-tax annual savings of $65 million. As anticipated, $4.1 million of this benefit was realized in 2017; the Company anticipates approximately $35 million of benefit in 2018, with the remainder of the plan benefit in 2019. Estimated total pre-tax costs to implement the plan are $110 to $125 million. Of that total, pre-tax cash expense is estimated between $75 and $85 million. The announced plan includes optimizing manufacturing capacity, consolidating office space, and reducing SG&A cost structure and other costs.

The strengthen and grow aspects of Agility create the foundation for the Company’s long-term success by simplifying its product portfolio and organizational structure, rebalancing R&D efforts to focus on manufacturing improvements, and deliberately pursuing targeted areas of growth in its North American business. The Company’s actions during 2018 related to these work streams will lay the foundation for future growth.

BUSINESS SEGMENT RESULTS

New Reportable Segment Structure
Effective with reporting for the fourth quarter of 2017, the Company realigned its segment reporting to transition from two reportable segments to three reportable segments as follows: U.S. Packaging, Latin America Packaging, and Rest of World Packaging. The U.S. Packaging business segment is unchanged. The Company will now report Latin America Packaging and Rest of World Packaging business segments, which had previously been aggregated and named Global Packaging.

The Latin America Packaging segment includes all food and non-food packaging-related manufacturing operations located in Latin America. The Rest of World Packaging business segment includes all food and non-food packaging-related manufacturing operations located in Europe and Asia-Pacific, as well as medical device and pharmaceutical packaging manufacturing operations in the U.S., Europe, and Asia.

Historical detail of the new reportable segments is provided in the supplemental schedules on the Company’s investor website and in the attached schedules in this press release.

U.S. Packaging
U.S. Packaging net sales of $643.3 million for the fourth quarter of 2017 represented an increase of 1.8 percent compared to the same period of 2016. Unit volumes were relatively flat compared to the prior fourth quarter. The increase in net sales was driven primarily by sales price increases partially offset by mix of products sold.

U.S. Packaging net sales of $2,626.0 million for the full year 2017 represented an increase of 0.2 percent compared to the same period of 2016. Compared to the prior year, unit volumes were up nearly 1 percent.

U.S. Packaging operating profit decreased to $89.3 million in the fourth quarter of 2017, or 13.9 percent of net sales, compared to $94.0 million, or 14.9 percent of net sales, in 2016.

U.S. Packaging operating profit decreased to $352.5 million for the full year 2017, or 13.4 percent of net sales, compared to $400.0 million, or 15.3 percent of net sales, in 2016. Compared to the prior year, lower profits were driven by mix of products sold, previously-negotiated contractual selling price reductions on select products, and inefficiencies related to an ERP system implementation at one of the Company's manufacturing facilities during the second quarter.

Latin America Packaging
Latin America Packaging net sales of $178.7 million for the fourth quarter of 2017 represented a decrease of 0.6 percent compared to the same period of 2016. Currency translation decreased net sales by 0.5 percent. Organic sales were approximately flat reflecting flat unit volumes and increased selling prices that were offset by unfavorable sales mix driven by the economic environment in Brazil.

Latin America Packaging net sales of $711.4 million for the full year of 2017 represented an increase of 1.2 percent compared to the full year of 2016. Currency translation increased net sales by 4.0 percent. Organic sales decline of 2.8 percent reflects decreased unit volumes of approximately 4 percent and unfavorable sales mix driven by the challenging economic environment in Brazil, partially offset by increased selling prices.

Latin America Packaging operating profit for the fourth quarter was $6.2 million, compared to $15.2 million for the same period in 2016. Latin America Packaging operating profit for the full year was $30.0 million, compared to $50.0 million for the same period in 2016. Compared to the prior year, lower profits in Latin America Packaging were driven primarily by the impacts of the challenging economic environment in Brazil, including lower unit volumes and unfavorable mix of products sold.

Rest of World Packaging
Rest of World Packaging net sales of $181.6 million for the fourth quarter of 2017 represented an increase of 3.1 percent compared to the same period of 2016. Currency translation increased net sales by 4.1 percent. The acquisition of Evadix increased net sales by 0.5 percent. Organic sales decline of 1.5 percent reflects unfavorable mix of products sold, partially offset by increased unit volumes of approximately 8 percent and increased selling prices.

Rest of World Packaging net sales of $708.8 million for the full year 2017 represented an increase of 4.2 percent compared to the full year of 2016. Currency translation decreased net sales by 1.7 percent. The acquisitions of Steripack and Evadix increased net sales by 3.7 percent. Organic sales growth of 2.2 percent reflects increased unit volumes of approximately 6 percent and increased selling prices, partially offset by unfavorable mix of products sold.

Rest of World Packaging operating profit for the fourth quarter was $15.4 million, compared to $18.2 million for the same period in 2016. Rest of World Packaging operating profit for the full year 2017 was $61.1 million, compared to $64.0 million for the same period in 2016. Compared to the prior year, lower profits in Rest of World Packaging were driven primarily by rising raw material input prices in Europe and mix of products sold.

SIGNIFICANT ITEMS IMPACTING THE COMPARABILITY OF FOURTH QUARTER U.S. GAAP RESULTS

While the following items impact the Company’s fourth quarter U.S. GAAP results, they do not impact the Company's operational segment results, compliance with debt covenants, or cash flows.

Goodwill Impairment

In accordance with the Financial Accounting Standards Board’s guidance for goodwill, during the fourth quarter of 2017, the Company recognized a non-cash goodwill impairment charge of $196.6 million pretax related to the Latin America Packaging segment. This impairment is a result of the impact on profits from the decline in the economic environment in Brazil during 2017 and the related forecasted slower economic recovery.

Pension Settlement Charge

During the fourth quarter of 2017, the Company recognized a non-cash pension settlement charge of $10.1 million pretax. The Company initiated a program during the third quarter of 2017 in which it offered terminated vested participants in the U.S. qualified retirement plans the opportunity to receive their benefits early as a lump sum. This charge does not impact the Company's operations, compliance with debt covenants, or cash flows.

Impact of U.S. Tax Reform

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (TCJA) was signed by the
President of the United States and became enacted law. As a result of this legislation, the Company recorded a $67.2 million non-cash tax benefit in the fourth quarter of 2017. This net benefit was driven primarily by the revaluation of deferred tax liabilities under TCJA, partially offset by the one-time transition tax on unremitted earnings.

CASH FLOW AND CAPITAL STRUCTURE

Cash flow from operations for the twelve months ended December 31, 2017 was $379.0 million, compared to $437.4 million in the prior year. Cash flow from operations included cash used for restructuring and related activities of $24.5 million in 2017 and $8.2 million in 2016. The decline in 2017 cash flow from operations was driven primarily by profit levels in 2017, partially offset by working capital improvements made during 2017.

Total company net debt to adjusted EBITDA was 2.7 times at December 31, 2017.

Capital expenditures totaled $188.5 million for the twelve months ended December 31, 2017, reflecting planned investment to support productivity improvements in the U.S. Packaging segment and growth initiatives throughout the Company’s business.

For the full year 2017, the Company repurchased 2.2 million shares for $103.8 million. At December 31, 2017, the remaining Board authorization for the repurchase of Bemis common stock was 18.2 million shares.

OUTLOOK

Management expects adjusted diluted earnings per share to be in the range of $2.75 to $2.90 for the full year 2018, which includes a $.31 per share benefit related to U.S. tax reform at the midpoint of the range.

“Our adjusted earnings guidance reflects a double-digit increase over last year, driven in part by U.S. tax reform and in part by the decisive actions we have taken to improve our cost structure through the fix portion of our Agility plan,” said William F. Austen, Bemis Company’s President and Chief Executive Officer. “The changes we are making through the strength & grow aspects of our Agility plan lay an even stronger foundation for long-term growth.”

Austen continued, “In our U.S. business, we have initiated what we call “agile lane”, which is a pilot that aligns our people, processes, and assets to excel at short-run business. This effort deliberately focuses on the pockets of growth that are available in the U.S. today.”

Austen further commented, “In our Latin American business, we continue to focus on what we can control through fixed and variable cost reductions, and we anticipate profit improvement from this in 2018. The impact of the economic environment in Brazil has stabilized, and our business is well-positioned to prosper when the economy turns in the future. In our Rest of World business, we anticipate that net growth will continue in 2018 and that margins will expand, particularly driven by growth in our healthcare business.”

Austen concluded, “During 2018, we are taking action to build on Bemis Company’s strong foundation to create value for our shareholders over the long-term. We remain committed to a strong balance sheet, to returning free cash flow to our shareholders, and to deliberately pursuing pockets of growth that will deliver long-term health and success for Bemis Company.”

Management expects full year 2018 cash from operations to be in the range of $420 to $450 million. This guidance includes approximately $50 million of restructuring and related cash costs. Cash from operations improvement in 2018 as compared to the prior year is driven by planned profit improvements as well as planned inventory reductions.

Management expects capital expenditures for 2018 between $150 and $160 million.

Management expects an effective income tax rate for 2018 of approximately 24 percent, which incorporates the benefit of recent U.S. tax reform.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted diluted earnings per share, organic sales growth or decline, adjusted EBITDA and net debt to adjusted EBITDA, and adjusted return on invested capital.  These non-GAAP financial measures adjust for factors that are unusual or unpredictable.  These measures exclude the impact of certain amounts related to the effect of changes in currency exchange rates, acquisitions, and restructuring, including employee-related costs, equipment relocation costs, accelerated depreciation and the write-down of equipment.  These measures also exclude gains or losses on sales of significant property and divestitures, certain litigation matters, and certain acquisition-related expenses, including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog and changes in the fair value of deferred acquisition payments.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management of the Company uses the non-GAAP measures to evaluate operating performance and believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. All historical non-GAAP information is reconciled with reported GAAP results. Forward looking non-GAAP measures contained in our 2018 outlook are reconciled to GAAP measures as practically as possible.  However, we are not providing forward looking guidance for full year 2018 U.S. GAAP guidance or a reconciliation of full year 2018 adjusted EPS to U.S. GAAP EPS because we are unable to predict with reasonably certainty the ultimate outcome of certain significant items without unreasonable effort.  These items include, but are not limited to, restructuring expenses, asset impairments, possible gains or losses on the sale of businesses or other assets, certain other gains or losses and the income tax effects of these items and/or other income tax-related events.  These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP EPS for the guidance period.

FORWARD-LOOKING STATEMENTS

This release contains certain estimates, predictions, and other “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended).  Forward-looking statements are generally identified with the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “may,” “will,” “plan,” “project,” “should,” “continue,” or the negative thereof or other similar expressions, or discussion of future goals or aspirations, which are predictions of or indicate future events and trends and which do not relate to historical matters.  Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance (financial and otherwise), including those of acquired companies, perceived opportunities in the market and statements regarding our strategy and vision.  Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Factors that could cause actual results to differ from those expected include, but are not limited to:

•	Changes in the value of our goodwill and other intangible assets;

•	The ability of our foreign operations to maintain working efficiencies, as well as properly adjust to continuing changes in global politics, legislation, and economic conditions;

•	A failure to realize the full potential of our restructuring activities;

•	Changes in the competitive conditions within our markets, as well as changes in the demand for our goods;

•	Our ability to retain and build upon the relationships and sales of our key customers;

•	The potential loss of business or increased costs due to customer or vendor consolidation;

•	The costs, availability, and terms of acquiring our raw materials (particularly for polymer resins and adhesives), as well as our ability to pass any price changes on to our customers;

•	Changes in import and export regulation that could subject us to liability or impair our ability to compete in international markets;

•	Variances in key exchange rates that could affect the translation of the financial statements of our foreign entities;

•	Our ability to effectively implement and update our global enterprise resource planning ("ERP") systems;

•	Our ability to realize the benefits of our acquisitions and divestitures, and whether we are able to properly integrate those businesses we have acquired;

•	Fluctuations in interest rates and our borrowing costs, along with other key financial variables;

•	A potential failure in our information technology infrastructure or applications and their ability to protect our key functions from cyber-crime and other malicious content;

•	Changes in our credit rating;

•	Unexpected outcomes in our current and future administrative and litigation proceedings;

•	Changes in governmental regulations, particularly in the areas of environmental, health and safety matters, fiscal incentives, and foreign investment;

•	Our ability to effectively introduce new products into the market and to protect or retain our intellectual property rights;

•	Changes in our ability to attract and retain high performance employees; and

•	Our ability to manage all costs associated with our pension plans.

These and other risks, uncertainties, and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, those described under Item 1A "Risk Factors" of our Annual Report on Form 10-K and our quarterly reports on Form 10-Q, could cause actual future results to differ materially from those projected in the forward-looking statements. In addition, actual future results could differ materially from those projected in the forward-looking statements as a result of changes in the assumptions used in making such forward-looking statements.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its fourth quarter and full year 2017 financial results this morning at 10:00 a.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company, Inc. will webcast an investor telephone conference regarding its first quarter 2018 financial results on April 26, 2018 at 10:00 a.m., Eastern Time.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. (“Bemis” or the “Company”) is a major supplier of flexible and rigid plastic packaging used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis reported 2017 net sales from continuing operations of $4.0 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 16,500 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters
Director of Investor Relations
(920) 527-5288
Bemis Company Inc.
One Neenah Center, P.O. Box 669
Neenah, Wisconsin 54957-0669

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net sales	$1,003.6	$988.0	$4,046.2	$4,004.4
Cost of products sold	809.9	772.4	3,261.0	3,138.2
Gross profit	193.7	215.6	785.2	866.2

Operating expenses:
Selling, general and administrative expenses	93.6	96.6	380.4	392.2
Research and development	9.3	11.8	42.9	46.5
Restructuring and other costs	29.4	3.8	70.5	28.6
Goodwill impairment charge	196.6	—	196.6	—
Other operating income	(7.0)	(1.3)	(20.9)	(10.4)

Operating (loss) income	(128.2)	104.7	115.7	409.3

Interest expense	17.1	15.7	65.8	60.2
Other non-operating income	(0.6)	(0.7)	(2.8)	(1.8)

(Loss) income before income taxes	(144.7)	89.7	52.7	350.9

Provision for income taxes	(104.0)	29.2	(41.3)	114.7

Net (loss) income	$(40.7)	$60.5	$94.0	$236.2

Basic earnings per share	$(0.44)	$0.65	$1.03	$2.51

Diluted earnings per share	$(0.44)	$0.64	$1.02	$2.48

Cash dividends paid per share	$0.30	$0.29	$1.20	$1.16

Weighted average shares outstanding:
Basic	90.8	93.2	91.5	94.3
Diluted	91.2	93.9	91.9	95.1

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	December 31, 2017	December 31, 2016
ASSETS

Cash and cash equivalents	$71.1	$74.2
Trade receivables	448.7	461.9
Inventories	620.2	549.4
Prepaid expenses and other current assets	97.1	80.0
Total current assets	1,237.1	1,165.5

Property and equipment, net	1,318.1	1,283.8

Goodwill	852.7	1,028.8
Other intangible assets, net	142.3	155.2
Deferred charges and other assets	149.7	82.4
Total other long-term assets	1,144.7	1,266.4

TOTAL ASSETS	$3,699.9	$3,715.7

LIABILITIES

Current portion of long-term debt	$5.0	$2.0
Short-term borrowings	16.0	15.3
Accounts payable	477.2	378.0
Employee-related liabilities	73.1	79.6
Accrued income and other taxes	30.5	31.2
Other current liabilities	64.3	70.0
Total current liabilities	666.1	576.1

Long-term debt, less current portion	1,542.4	1,527.8
Deferred taxes	153.5	219.7
Other liabilities and deferred credits	136.7	132.4

TOTAL LIABILITIES	2,498.7	2,456.0

EQUITY

Common stock issued (129.1 and 128.8 shares, respectively)	12.9	12.9
Capital in excess of par value	590.4	581.5
Retained earnings	2,324.8	2,341.7
Accumulated other comprehensive loss	(394.5)	(447.8)
Common stock held in treasury (38.3 and 36.1 shares at cost, respectively)	(1,332.4)	(1,228.6)

TOTAL EQUITY	1,201.2	1,259.7

TOTAL LIABILITIES AND EQUITY	$3,699.9	$3,715.7

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Twelve Months Ended December 31,
	2017	2016
Cash flows from operating activities
Net income	$94.0	$236.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	169.8	162.1
Goodwill impairment charge	196.6	—
Excess tax benefit from share-based payment arrangements	—	(4.5)
Share-based compensation	17.4	18.1
Deferred income taxes	(131.2)	26.2
Income of unconsolidated affiliated company	(2.9)	(2.2)
Cash dividends received from unconsolidated affiliated company	—	2.7
Net loss (gain) on disposal of property and equipment	6.6	(0.1)
Changes in working capital, excluding effect of acquisitions and currency	15.6	(0.4)
Changes in other assets and liabilities	13.1	(0.7)

Net cash provided by operating activities	379.0	437.4

Cash flows from investing activities
Additions to property and equipment	(188.5)	(208.3)
Business acquisitions and adjustments, net of cash acquired	(3.9)	(114.5)
Proceeds from sale of property and equipment	14.5	11.6

Net cash used in investing activities	(177.9)	(311.2)

Cash flows from financing activities
Proceeds from issuance of long-term debt	2.2	299.0
Repayment of long-term debt	—	(23.8)
Net borrowing (repayment) of commercial paper	17.0	(110.0)
Net repayment of short-term debt	(3.0)	(8.1)
Cash dividends paid to shareholders	(111.2)	(113.9)
Common stock purchased for the treasury	(103.8)	(143.9)
Excess tax benefit from share-based payment arrangements	—	4.5
Stock incentive programs and related tax withholdings	(8.5)	(14.2)

Net cash used in financing activities	(207.3)	(110.4)

Effect of exchange rates on cash and cash equivalents	3.1	(0.8)

Net (decrease) increase in cash and cash equivalents	(3.1)	15.0

Cash and cash equivalents balance at beginning of year	74.2	59.2

Cash and cash equivalents balance at end of period	$71.1	$74.2

BEMIS COMPANY, INC. AND SUBSIDIARIES
SEGMENT SALES AND PROFIT INFORMATION
(in millions, except per share amounts and percentages)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net sales
U.S. Packaging (a)	$643.3	$632.0	$2,626.0	$2,621.1
Latin America Packaging (b)	178.7	179.8	711.4	703.1
Rest of World Packaging (c)	181.6	176.2	708.8	680.2
Total net sales	$1,003.6	$988.0	$4,046.2	$4,004.4

Segment operating profit
U.S. Packaging (d)	$89.3	$94.0	$352.5	$400.0
Latin America Packaging (e)	6.2	15.2	30.0	50.0
Rest of World Packaging (f)	15.4	18.2	61.1	64.0

Restructuring and other costs	29.4	3.8	70.5	28.6
Goodwill impairment charge	196.6	—	196.6	—
General corporate expenses	13.1	18.9	60.8	76.1

Operating (loss) income	(128.2)	104.7	115.7	409.3

Interest expense	17.1	15.7	65.8	60.2
Other non-operating income	(0.6)	(0.7)	(2.8)	(1.8)

(Loss) income before income taxes	$(144.7)	$89.7	$52.7	$350.9

Operating profit return on sales
U.S. Packaging (d / a)	13.9%	14.9%	13.4%	15.3%
Latin America Packaging (e / b)	3.5%	8.5%	4.2%	7.1%
Rest of World Packaging (f / c)	8.5%	10.3%	8.6%	9.4%

BEMIS COMPANY, INC. AND SUBSIDIARIES
SEGMENT SALES AND PROFIT INFORMATION
(in millions, except per share amounts and percentages)
(unaudited)

Components of changes in net sales	Q4 2017 % Change YoY	Q4 2017 YTD % Change YoY
U.S Packaging:
Organic sales growth *	1.8%	0.2%
U.S. Packaging	1.8%	0.2%

Latin America Packaging:
Currency effect	(0.5)%	4.0%
Organic sales decline *	(0.1)%	(2.8)%
Latin America Packaging	(0.6)%	1.2%

Rest of World Packaging:
Currency effect	4.1%	(1.7)%
Acquisition effect	0.5%	3.7%
Organic sales growth (decline) *	(1.5)%	2.2%
Rest of World Packaging	3.1%	4.2%

Total Company:
Currency effect	0.6%	0.4%
Acquisition effect	0.1%	0.6%
Organic sales growth *	0.9%	—%
Total change in net sales	1.6%	1.0%

*Organic sales growth (decline) = sum of price, mix, and volume

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE AND NET DEBT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Non-GAAP earnings per share
Diluted earnings per share, as reported	$(0.44)	$0.64	$1.02	$2.48

Non-GAAP adjustments per share, net of taxes:
Restructuring and related costs (1)	0.12	0.04	0.42	0.16
Goodwill impairment charge (2)	1.59	—	1.59	—
Pension settlement charge (3)	0.08	—	0.08	—
Tax reform (4)	(0.74)	—	(0.74)	—
Other costs (5)	0.02	(0.01)	0.02	0.05

Diluted earnings per share, as adjusted	$0.63	$0.67	$2.39	$2.69

(1)
Restructuring and related costs include costs related to the 2016 restructuring plan focused on plant closures in Latin America and the 2017 restructuring plan focused on aligning the Company's cost structure to its environment. Restructuring related costs include professional fees for consultants and asset impairment charges. Restructuring and related costs totaled $57.7 million and $22.5 million for the years ended December 31, 2017 and 2016, respectively. Net of taxes, restructuring and related costs totaled approximately $38.6 million and $14.9 million for the years ended December 31, 2017 and 2016, respectively.

(2)
The Company recognized a non-cash goodwill impairment charge related to the Latin America Packaging segment. This impairment is a result of the impact on profits from the decline in the economic environment in Brazil during 2017 and the related forecasted slower economic recovery. The impairment charge recognized by the Company was $196.6 million pre-tax and $145.5 million, net of taxes.

(3)
The Company initiated a program during the third quarter of 2017 in which it offered terminated vested participants in the U.S. qualified retirement plans the opportunity to receive their benefits early as a lump sum. The Company recognized a $10.1 million pre-tax pension settlement charge in the fourth quarter of 2017. This charge was $6.8 million, net of taxes.

(4)
On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (“TCJA") was signed by the President of the United States and became enacted law. The Company recognized a $67.2 million non-cash tax benefit in the fourth quarter of 2017. This benefit is due to the revaluation of deferred tax assets and liabilities from the change in the U.S. Federal statutory tax rate from 35 percent to 21 percent netted against the increase to taxes from the one-time transition tax on unremitted earnings.

(5)
In 2017, other costs are comprised of acquisition costs and hurricane-related expenses incurred at the Puerto Rico facility. In 2016, other costs are comprised primarily of acquisition-related costs associated with the Emplal Participações S. A. and SteriPack acquisitions and were recorded both in operating income and interest expense (reflecting fees to extinguish portions of the Emplal seller's debt). Other costs also include a gain on sale of land and building related to the sale of a plant in Latin America.

December 31, 2017
Net Debt
Current portion of long-term debt	$5.0
Short-term borrowings	16.0
Long-term debt, less current portion	1,542.4
Total debt	1,563.4
Less cash and cash equivalents	(71.1)
Net debt	$1,492.3

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP RETURN ON INVESTED CAPITAL AND EBITDA
(in millions)
(unaudited)

	Three Months Ended				12 months ended December 31, 2017
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Net (loss) income	$(40.7)	$55.6	$28.0	$51.1	$94.0
Income taxes	(104.0)	26.4	13.1	23.2	(41.3)
Interest expense	17.1	16.7	16.0	16.0	65.8
Other non-operating income	(0.6)	(0.7)	(0.6)	(0.9)	(2.8)
Earnings before interest and taxes (EBIT)	(128.2)	98.0	56.5	89.4	115.7
Restructuring and other costs	29.4	12.9	23.8	4.4	70.5
Goodwill impairment charge	196.6	—	—	—	196.6
Adjusted EBIT (a)	97.8	110.9	80.3	93.8	382.8
Depreciation and amortization	42.3	42.5	43.2	41.8	169.8
Adjusted EBITDA	$140.1	$153.4	$123.5	$135.6	$552.6

Average Invested Capital(1) (b)					$2,743.3
Assumed tax rate(2) (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					9.1%

	Three Months Ended				12 months ended December 31, 2016
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Net income	$60.5	$68.6	$50.9	$56.2	$236.2
Income taxes	29.2	33.1	24.7	27.7	114.7
Interest expense	15.7	15.1	14.0	15.4	60.2
Other non-operating (income) expense	(0.7)	(0.6)	(0.6)	0.1	(1.8)
Earnings before interest and taxes (EBIT)	104.7	116.2	89.0	99.4	$409.3
Restructuring and other costs	3.8	4.4	19.6	0.8	28.6
Adjusted EBIT (a)	108.5	120.6	108.6	100.2	437.9
Depreciation and amortization	40.7	40.1	40.5	40.8	162.1
Adjusted EBITDA	$149.2	$160.7	$149.1	$141.0	$600.0

Average Invested Capital(1) (b)					$2,680.8
Assumed tax rate(2) (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					10.6%

(1) Average invested capital includes all equity and debt amounts, less cash, calculated on a five-quarter average.
(2) Tax rate assumed to be the U.S. federal statutory rate.

BEMIS COMPANY, INC. AND SUBSIDIARIES
HISTORICAL DETAIL OF NEW REPORTABLE SEGMENTS
(in millions, except percentages)
(unaudited)

Effective with reporting for the fourth quarter of 2017, the Company realigned its segment reporting to transition from two reportable segments to three reportable segments as follows: U.S. Packaging, Latin America Packaging, and Rest of World Packaging.  The U.S. Packaging business segment is unchanged.  The Company will now report Latin America Packaging and Rest of World Packaging business segments, which had previously been aggregated and named Global Packaging.

The Latin America Packaging segment includes all food and non-food packaging-related manufacturing operations located in Latin America.  The Rest of World Packaging business segment includes all food and non-food packaging-related manufacturing operations located in Europe and Asia-Pacific as well as medical device and pharmaceutical packaging manufacturing operations in the U.S., Europe, and Asia.

The changes to the business segments have no effect on the historical consolidated results of operations. Prior period segment results have been conformed to the new business segment presentation.

BEMIS COMPANY, INC. AND SUBSIDIARIES
HISTORICAL DETAIL OF NEW REPORTABLE SEGMENTS
(in millions, except percentages)
(unaudited)

A summary of the Company's business activities recast in these three new business segments follows:

Segment Sales and Profit Information	Three Months Ended
(in millions, except percentages)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Net sales
U.S. Packaging (a)	$672.3	$661.5	$648.9	$632.0
Latin America Packaging (b)	183.8	170.9	178.0	179.8
Rest of World Packaging (c)	179.0	179.7	168.5	176.2
Total net sales	$1,035.1	$1,012.1	$995.4	$988.0

Segment operating profit
U.S. Packaging (d)	$99.6	$80.1	$83.5	$94.0
Latin America Packaging (e)	7.3	2.9	13.6	15.2
Rest of World Packaging (f)	17.3	14.8	13.6	18.2

Restructuring and other costs	12.9	23.8	4.4	3.8
General corporate expenses	13.3	17.5	16.9	18.9

Operating income	98.0	56.5	89.4	104.7

Interest expense	16.7	16.0	16.0	15.7
Other non-operating income	(0.7)	(0.6)	(0.9)	(0.7)

Income before income taxes	$82.0	$41.1	$74.3	$89.7

Segment operating profit return on sales
U.S. Packaging (d / a)	14.8%	12.1%	12.9%	14.9%
Latin America Packaging (e / b)	4.0%	1.7%	7.6%	8.5%
Rest of World Packaging (f / c)	9.7%	8.2%	8.1%	10.3%

BEMIS COMPANY, INC. AND SUBSIDIARIES
HISTORICAL DETAIL OF NEW REPORTABLE SEGMENTS
(in millions, except percentages)
(unaudited)

Segment Sales Information	Q3 2017 % Change YoY	Q2 2017 % Change YoY	Q1 2017 % Change YoY	Q4 2016 % Change YoY
Components of changes in net sales
U.S. Packaging:
Organic sales growth (decline) *	2.2%	(1.4)%	(1.8)%	(3.6)%
U.S. Packaging	2.2%	(1.4)%	(1.8)%	(3.6)%

Latin America Packaging:
Currency effect	0.4%	4.0%	14.5%	(0.2)%
Acquisition effect	—%	—%	—%	5.0%
Organic sales growth (decline) *	(4.0)%	(7.3)%	(0.3)%	2.9%
Latin America Packaging	(3.6)%	(3.3)%	14.2%	7.7%

Rest of World Packaging:
Currency effect	0.6%	(5.4)%	(6.4)%	(8.1)%
Acquisition effect	—%	3.2%	12.4%	10.3%
Organic sales growth (decline) *	(0.6)%	5.8%	5.2%	7.8%
Rest of World Packaging	—%	3.6%	11.2%	10.0%

Total Company:
Currency effect	0.2%	(0.2)%	1.3%	(1.4)%
Acquisition effect	—%	0.5%	1.9%	2.5%
Organic sales growth (decline) *	0.6%	(1.2)%	(0.4)%	(0.6)%
Total change in net sales	0.8%	(0.9)%	2.8%	0.5%

* Organic sales growth (decline) = sum of price, mix, and volume

BEMIS COMPANY, INC. AND SUBSIDIARIES
HISTORICAL DETAIL OF NEW REPORTABLE SEGMENTS
(in millions, except percentages)
(unaudited)

	Three Months Ended
Business Segments (in millions)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Sales including intersegment sales:
U.S. Packaging	$684.5	$672.7	$654.9	$637.3
Latin America Packaging	184.7	172.1	178.8	180.8
Rest of World Packaging	182.2	183.6	171.6	179.1

Intersegment sales:
U.S. Packaging	(12.2)	(11.2)	(6.0)	(5.3)
Latin America Packaging	(0.9)	(1.2)	(0.8)	(1.0)
Rest of World Packaging	(3.2)	(3.9)	(3.1)	(2.9)
Total net sales	$1,035.1	$1,012.1	$995.4	$988.0

Segment operating profit
U.S. Packaging	$99.6	$80.1	$83.5	$94.0
Latin America Packaging	7.3	2.9	13.6	15.2
Rest of World Packaging	17.3	14.8	13.6	18.2

Restructuring and other costs	12.9	23.8	4.4	3.8
General corporate expenses	13.3	17.5	16.9	18.9
Operating income	98.0	56.5	89.4	104.7

Interest expense	16.7	16.0	16.0	15.7
Other non-operating income	(0.7)	(0.6)	(0.9)	(0.7)

Income before income taxes	$82.0	$41.1	$74.3	$89.7

BEMIS COMPANY, INC. AND SUBSIDIARIES
HISTORICAL DETAIL OF NEW REPORTABLE SEGMENTS
(in millions, except percentages)
(unaudited)

Segment Sales and Profit Information	Twelve Months Ended December 31,
(in millions, except percentages)	2016	2015
Net sales
U.S. Packaging (a)	$2,621.1	$2,747.5
Latin America Packaging (b)	703.1	693.1
Rest of World Packaging (c)	680.2	630.8
Total net sales	$4,004.4	$4,071.4

Segment operating profit
U.S. Packaging (d)	$400.0	$391.8
Latin America Packaging (e)	50.0	60.9
Rest of World Packaging (f)	64.0	55.6

Restructuring and other costs	28.6	12.1
General corporate expenses	76.1	86.6

Operating income	409.3	409.6

Interest expense	60.2	51.7
Other non-operating income	(1.8)	(6.0)

Income before income taxes	$350.9	$363.9

Segment operating profit return on sales
U.S. Packaging (d / a)	15.3%	14.3%
Latin America Packaging (e / b)	7.1%	8.8%
Rest of World Packaging (f / c)	9.4%	8.8%

BEMIS COMPANY, INC. AND SUBSIDIARIES
HISTORICAL DETAIL OF NEW REPORTABLE SEGMENTS
(in millions, except percentages)
(unaudited)

Segment Sales Information	2016 % Change YoY	2015 % Change YoY
Components of changes in net sales
U.S. Packaging:
Divestiture effect	—%	(1.3)%
Organic sales decline *	(4.6)%	(2.7)%
U.S. Packaging	(4.6)%	(4.0)%

Latin America Packaging:
Currency effect	(15.7)%	(27.4)%
Acquisition effect	6.0%	0.5%
Organic sales growth *	11.1%	10.3%
Latin America Packaging	1.4%	(16.6)%

Rest of World Packaging:
Currency effect	(5.2)%	(6.6)%
Acquisition effect	8.1%	—%
Organic sales growth *	4.9%	3.4%
Rest of World Packaging	7.8%	(3.2)%

Total Company:
Currency effect	(3.5)%	(6.2)%
Acquisition/divestiture effect	2.4%	(0.8)%
Organic sales growth (decline) *	(0.5)%	0.7%
Total change in net sales	(1.6)%	(6.3)%

* Organic sales growth (decline) = sum of price, mix, and volume

BEMIS COMPANY, INC. AND SUBSIDIARIES
HISTORICAL DETAIL OF NEW REPORTABLE SEGMENTS
(in millions, except percentages)
(unaudited)

	Twelve Months Ended December 31,
Business Segments (in millions)	2016	2015
Sales including intersegment sales:
U.S. Packaging	$2,646.8	$2,772.8
Latin America Packaging	707.0	696.9
Rest of World Packaging	696.4	648.7

Intersegment sales:
U.S. Packaging	(25.7)	(25.3)
Latin America Packaging	(3.9)	(3.8)
Rest of World Packaging	(16.2)	(17.9)
Total net sales	$4,004.4	$4,071.4

Segment operating profit
U.S. Packaging	$400.0	$391.8
Latin America Packaging	50.0	60.9
Rest of World Packaging	64.0	55.6

Restructuring and other costs	28.6	12.1
General corporate expenses	76.1	86.6
Operating income	409.3	409.6

Interest expense	60.2	51.7
Other non-operating income	(1.8)	(6.0)

Income before income taxes	$350.9	$363.9

BEMIS COMPANY, INC. AND SUBSIDIARIES
HISTORICAL DETAIL OF NEW REPORTABLE SEGMENTS
(in millions, except percentages)
(unaudited)

Business Segments (in millions)	2016	2015
Total assets:
U.S. Packaging	$2,007.7	$1,982.5
Latin America Packaging	779.2	690.4
Rest of World Packaging	706.1	601.1
Corporate	222.7	215.8
Total	$3,715.7	$3,489.8

Restructuring and other costs:
Latin America Packaging	$18.9	$1.6
Rest of World Packaging	7.7	7.8
Corporate	2.0	2.7
Total	$28.6	$12.1

Depreciation and amortization:
U.S. Packaging	$93.7	$97.8
Latin America Packaging	26.2	22.2
Rest of World Packaging	27.9	25.5
Corporate	14.3	12.6
Total	$162.1	$158.1

Additions to property and equipment:
U.S. Packaging	$131.2	$127.5
Latin America Packaging	32.9	23.8
Rest of World Packaging	36.8	55.6
Corporate	7.4	12.5
Total	$208.3	$219.4